THIS DOCUMENT IS A COPY OF THE FORM 5 FILED ON FEBRUARY 14, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.  See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1.  Name and Address of Reporting Person
     Herbert Marache
     9200 Berger Road
     Columbia, MD  21046

2.  Issuer Name and Ticker or Trading Symbol
    The Peak Technologies Group, Inc. (PEAK)

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year
         1996
5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person to Issuer (Check all applicable)
    (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficailly Owned
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1. Title of Security           |2.      |3.   |4. Securities Acquired (A)      |5. Amount of   |6. Owner-  |7. Nature of
                               |Transaction   |   or Disposed of (D)           |   Securities  |   ship    |   Indirect
                               |Date    |Code |                                |   Beneficially|   Form:   |   Beneficial
                               |        |     |   Amount        |A/| Price     |   Owned at End|   Direct  |   Ownership
                               |        |     |                 |D |           |   End of      |   (D) or  |   (Instr. 4)
                               |        |     |                                |   Issuer's    |   Indirect|
                               |        |     |                                |   Fiscal Year |   (I)     |
---------------------------------------------------------------------------------------------------------------------------
                               |        |     |                                |               |           |
                               |        |     |                                |               |           |
                               |        |     |                                |               |           |
---------------------------------------------------------------------------------------------------------------------------
                               |        |     |                                |               |           |
                               |        |     |                                |               |           |
---------------------------------------------------------------------------------------------------------------------------


___________________________________________________________________________________________________________________________________
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Table II -- Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Derivative |2. Con |3.     |4.  |5. Number of De |6. Date Exer|7. Title and|8. Price|9. Number  |10.Owner  |11. Nature
   Security            |version|Transaction |rivative Securi |cisable and |Amount of   |of Deri |of Deri    |ship of   |of Indirect
                       |or Exer|Date   |Code|ties Acquired   |Expiration  |Underlying  |vative  |vative     |Derivative|Beneficial
                       |cise   |       |    |(A) or Disposed |Date        |Securities  |Security|Securi     |Security: |Ownership
                       |Price  |       |    |of (D)          |            |            |        |ties Bene  |Direct (D)|
                       |of Deri|       |    |                |Date |Expira|            |        |ficially   |or Indi   |
                       |vative |       |    |        |       |Exer |tion  |Title|Shares|        |Owned at   |rect (I)  |
                       |Securi |       |    |  (A)   |  (D)  |cisa |Date  |      |     |        |End of Year|          |
                       |ty     |       |    |        |       |ble  |      |      |     |        |           |          |
                       |       |       |    |        |       |     |      |      |     |        |           |          |
---------------------------------------------------------------------------------------------------------------------------------
Common Stock           |$30.00 |1/12/96| A  | 5,000  |   -   |1/12/|1/12/  |Common|5,000| -0-    | 10,000    |  D       |   N/A
(Right to Buy)                                               |1997 |2003   |Stock |     |        |           |          |

